Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000
FOR IMMEDIATE RELEASE
Crawford & Company Reports 2016 First Quarter Results
Reaffirms and Updates 2016 Guidance

ATLANTA, GA. (May 9, 2016) -- Crawford & Company (www.crawfordandcompany.com) (NYSE: CRDA and CRDB), one of the world's largest independent providers of claims management solutions to insurance companies and self-insured entities, today announced its financial results for the first quarter ended March 31, 2016.

The Company's two classes of stock are substantially identical, except with respect to voting rights and the Company's ability to pay greater cash dividends on the non-voting Class A Common Stock (CRDA) than on the voting Class B Common Stock (CRDB), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRDA must receive the same type and amount of consideration as holders of CRDB, unless different consideration is approved by the holders of 75% of CRDA, voting as a class.

First Quarter 2016 Summary

•	Revenues before reimbursements of $277.2 million, down from $287.8 million for first quarter of 2015

•	Net income attributable to shareholders of $8.6 million, up from net income of $3.0 million in the same period last year

•	Restructuring and special charges of $2.4 million pretax, or $0.03 per diluted share, after-tax

•	Diluted earnings per share of $0.16 for CRDA and $0.14 for CRDB, compared with $0.06 for CRDA and $0.04 for CRDB in the prior year quarter

•	Diluted earnings per share of $0.19 for CRDA and $0.17 for CRDB on a non-GAAP basis in the 2016 period, before restructuring and special charges

•	Consolidated operating earnings, a non-GAAP financial measure, were $21.7 million in the 2016 first quarter, compared with $10.7 million in the 2015 period

•	Consolidated adjusted EBITDA, a non-GAAP financial measure, was $30.1 million in the 2016 first quarter, compared with $19.4 million in the 2015 period.

Mr. Harsha V. Agadi, interim chief executive officer of Crawford & Company, stated, "We are very pleased with our first quarter results as our expense reduction plan drove strong margin expansion and earnings growth despite lower revenues from the expected decline in our Garden City Group segment as well as foreign exchange headwinds due to a stronger dollar. We remain focused on transforming Crawford into a business with more predictable financial results and growth regardless of the market backdrop. Our performance this quarter is an early indication that the initiatives put in place through the second half of 2015 have positioned Crawford to successfully achieve our goals."

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

"Looking at our first quarter results in more detail, our U.S. Services, International and Broadspire segments all showed solid improvement versus the year ago period, with margins and operating earnings all more than doubling. Our U.S. Services segment delivered operating margins in excess of 15% driven by the continued growth in our Contractor Connection service line. Our Broadspire segment also experienced robust results as operating margins exceeded 11%. Increased utilization in our medical management service line and higher average case values were the primary drivers of the Broadspire segment strong results. Our International segment has shown a nice turnaround to start the year driven by benefits from the cost reduction plan combined with an improvement in UK claims activity."

Mr. Agadi concluded, "While our overall first quarter results show a significant improvement, we are not yet where we need to be. The management team and I are focused on instilling a culture of growth within the Company and are excited with the cross selling initiatives that are beginning to take place. This represents a significant, untapped potential and we are excited with the opportunities in front of us as we continue to build a robust sales funnel. Looking forward, we are positioning our Company to create long-term shareholder value by focusing on profitable growth and leveraging the Company’s numerous global resources. Additionally, in order to provide our investors with enhanced information on our corporate performance, we are introducing a consolidated non-GAAP adjusted EBITDA measure in addition to our existing performance measures and will include this within our guidance going forward along with the required reconciliations to the nearest GAAP based performance measure."

Segment Results for the First Quarter

U.S. Services

U.S. Services revenues before reimbursements were $58.5 million in the first quarter of 2016, increasing 3% from $56.7 million in the first quarter of 2015. The revenue increase was primarily due to an increase in U.S. Contractor Connection revenues, partially offset by a reduction in U.S. Claims Services revenues. Operating earnings were $9.1 million in the 2016 first quarter, compared with $4.2 million in the first quarter of 2015, representing operating margins of 15% and 7% in the 2016 and 2015 periods, respectively.

International

First quarter 2016 revenues before reimbursements for the International segment totaled $117.5 million, compared with $124.0 million in the 2015 first quarter. This decrease was due to a reduction in claim activity and changes in foreign exchange rates which negatively impacted revenues by approximately 9%, or $11.3 million, in the first quarter compared with the prior year period. International segment operating earnings were $7.0 million in the 2016 first quarter, compared with $2.3 million in the 2015 quarter. The segment's operating margin was 6% in the 2016 period as compared to 2% in the 2015 quarter. The increase in operating margin for the 2016 quarter was a result of an improvement in U.K. operating results and cost reduction initiatives implemented in 2015.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Broadspire

Broadspire segment revenues before reimbursements were $76.2 million in the 2016 first quarter, up from $69.7 million in the 2015 first quarter. The revenue increase was due to increased medical management services referrals and higher average case values when compared with the 2015 period. Broadspire recorded operating earnings of $8.7 million in the first quarter of 2016, representing an operating margin of 11%, compared with $3.5 million, or 5% of revenues, in the 2015 first quarter.

Garden City Group

Garden City Group revenues before reimbursements were $25.0 million in the first quarter of 2016, compared with $37.4 million in the same period of 2015. The expected decrease in revenues was primarily due to declines in volumes associated with certain large ongoing cases. Operating earnings were $1.5 million in the 2016 first quarter as compared to $5.0 million in the 2015 period, with the related operating margin decreasing from 13% in the 2015 period to 6% in the 2016 period. At March 31, 2016 there was a strong backlog of projects awarded totaling approximately $103.0 million, unchanged from March 31, 2015.

Unallocated Corporate and Shared Costs, Net

Unallocated corporate costs were $4.6 million in the first quarter of 2016, compared with $4.3 million in the same period of 2015. The increase was primarily due to an increase in self-insured expenses.

Restructuring and Special Charges

The Company recorded restructuring and special charges of $2.4 million and $1.1 million in 2016 and 2015, respectively. Restructuring costs of $2.1 million in 2016 were comprised of costs associated with the ongoing implementation of the Global Business Services Center and the Global Technology Services Center, integration costs related to the GAB Robins acquisition, and other restructuring costs in our operating segments and administrative areas. Special charges of $0.3 million in 2016 were for certain legal and professional fees.

Balance Sheet and Cash Flow

Crawford & Company's consolidated cash and cash equivalents position as of March 31, 2016 totaled $53.6 million compared with $76.1 million at December 31, 2015.

The Company's operations used $5.2 million of cash during 2016, compared with $15.6 million in 2015. The $10.5 million improvement in cash used in operating activities in 2016 compared with 2015 was primarily due to improved net income and lower payments for accrued liabilities.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

2016 Guidance

Crawford & Company is reaffirming and updating guidance for 2016 as follows:

•	Consolidated revenues before reimbursements between $1.05 and $1.10 billion;

•	Consolidated operating earnings between $80.0 and $90.0 million;

•	Consolidated adjusted EBITDA between $120.0 and $130.0 million;

•
Before expected restructuring charges, net income attributable to shareholders of Crawford & Company on a non-GAAP basis between $36.0 and $42.0 million, or $0.67 to $0.77 diluted earnings per CRDA share, and $0.59 to $0.69 diluted earnings per CRDB share; and

•
After expected restructuring charges, net income attributable to shareholders of Crawford & Company between $24.0 and $30.0 million, or $0.48 to $0.58 diluted earnings per CRDA share, or $0.40 to $0.50 diluted earnings per CRDB share.

The Company expects to incur restructuring and special charges in 2016 totaling $15.6 million pretax, or $0.19 in diluted earnings per share after tax. This is comprised of approximately $8.4 million related to the Global Business Services Centers, which should be partially offset by initial savings in 2016 of $8.0 million, and $7.2 million related to previously announced restructuring plans and special charges.

To a significant extent, Crawford's business depends on case volumes. The Company cannot predict the future trend of case volumes for a number of reasons, including the fact that the frequency and severity of weather-related claims and the occurrence of natural and man-made disasters, which are a significant source of claims and revenue for the Company, are generally not subject to accurate forecasting.

Conference Call

As previously announced, Crawford & Company will host a conference call today, May 9, 2016 at 3:00 p.m. Eastern Time to discuss its first quarter 2016 results. The conference call can be accessed live by  dialing 1-800-374-2518 using passcode 90680887. A presentation for today’s call can also be found on the investor relations portion of the Company’s website, http://www.crawfordandcompany.com. The call will be recorded and available for replay through June 9, 2016. You may dial 1-855-859-2056 to listen to the replay. The access code is 90680887.

Non-GAAP Presentation

In the normal course of business, our operating segments incur certain out-of-pocket expenses that are thereafter reimbursed by our clients. Under GAAP, these out-of-pocket expenses and associated reimbursements are required to be included when reporting expenses and revenues, respectively, in our consolidated results of operations. In the foregoing discussion and analysis of segment results of operations, we do not include a gross up of segment expenses and revenues for these pass-through reimbursed expenses. The amounts of reimbursed expenses and related revenues offset each other in our results of operations with no impact to our net income or operating earnings. A reconciliation of revenues before reimbursements to consolidated revenues determined in accordance with GAAP is self-evident from the face of the accompanying unaudited condensed consolidated statements of operations.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Operating earnings is the primary financial performance measure used by our senior management and chief operating decision maker ("CODM") to evaluate the financial performance of our Company and operating segments, and make resource allocation and certain compensation decisions. Unlike net income, segment operating earnings is not a standard performance measure found in GAAP. We believe this measure is useful to others in that it allows them to evaluate segment and consolidated operating performance using the same criteria used by our senior management and CODM. Consolidated operating earnings represent segment earnings including certain unallocated corporate and shared costs, but before net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, goodwill impairment, restructuring and special charges, income taxes, and net income or loss attributable to noncontrolling interests. The reconciliation of operating earnings to net income attributable to shareholders of Crawford & Company on a GAAP basis is presented below.

Adjusted EBITDA is not a term defined by GAAP and as a result our measure of adjusted EBITDA might not be comparable to similarly titled measures used by other companies. However, adjusted EBITDA is used by management to evaluate, assess and benchmark our operational results and the Company believes that adjusted EBITDA is relevant and useful information widely used by analysts, investors and other interested parties. Adjusted EBITDA is defined as net income attributable to shareholders of Crawford & Company with adjustments for depreciation and amortization, net corporate interest expense, income taxes, restructuring and special charges, and stock compensation expense.

Unallocated corporate and shared costs represent expenses related to our chief executive officer and Board of Directors, certain provisions for bad debt allowances or subsequent recoveries such as those related to bankrupt clients, defined benefit pension costs or credits for our frozen U.S. pension plan, certain self-insurance costs and recoveries, and professional fees for corporate level projects that are not allocated to our individual operating segments but are included in our financial performance measure of consolidated operating earnings. Goodwill impairment, restructuring and special charges are non-core items not directly related to our normal business or operations, or our future performance.

Income taxes, net corporate interest expense, stock option expense, and amortization of customer-relationship intangible assets are recurring components of our net income, but they are not considered part of our consolidated or segment operating earnings because they are managed on a corporate-wide basis. Income taxes are calculated for the Company on a consolidated basis based on statutory rates in effect in the various jurisdictions in which we provide services, and varies significantly by jurisdiction. Net corporate interest expense results from capital structure decisions made by senior management and the Board of Directors and affecting the Company as a whole. Stock option expense represents the non-cash costs generally related to stock options and employee stock purchase plan expenses which are not allocated to our operating segments. Amortization expense is a non-cash expense for finite-lived customer-relationship and trade name intangible assets acquired in business combinations. None of these costs relate directly to the performance of our services or operating activities and, therefore, are excluded from segment operating earnings in order to better assess the results of each segment's operating activities on a consistent basis.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Following is a reconciliation of segment and consolidated operating earnings to net income attributable to shareholders of Crawford & Company on a GAAP basis and the related margins as a percentage of revenues before reimbursements for all periods presented (in thousands, except percentages):

	Quarter ended
	March 31, 2016	% Margin	March 31, 2015	% Margin
Operating earnings:
U.S. Services	$9,054	15%	$4,161	7%
International	7,034	6%	2,343	2%
Broadspire	8,705	11%	3,543	5%
Garden City Group	1,495	6%	4,951	13%
Unallocated corporate and shared costs, net	(4,618)	(2)%	(4,302)	(1)%
Consolidated operating earnings	21,670	8%	10,696	4%
(Deduct) add:
Net corporate interest expense	(2,768)	(1)%	(1,864)	(1)%
Stock option expense	(90)	—%	(149)	—%
Amortization expense	(2,459)	(1)%	(2,098)	(1)%
Restructuring and special charges	(2,417)	(1)%	(1,063)	—%
Income taxes	(5,307)	(2)%	(2,241)	(1)%
Net loss (income) attributable to non-controlling interests	1	—%	(295)	—%
Net income attributable to shareholders of Crawford & Company	$8,630	3%	$2,986	1%

Following is a reconciliation of net income attributable to shareholders of Crawford & Company on a GAAP basis to adjusted EBITDA (in thousands):

	Quarter ended
	March 31, 2016	March 31, 2015
Net income attributable to shareholders of Crawford & Company	$8,630	$2,986
Add:
Depreciation and amortization	10,294	10,815
Stock-based compensation	729	404
Net corporate interest expense	2,768	1,864
Restructuring and special charges	2,417	1,063
Income taxes	5,307	2,241
Adjusted EBITDA	$30,145	$19,373

Further information regarding the Company's operating results for three months ended March 31, 2016, financial position as of March 31, 2016, and cash flows for the three months ended March 31, 2016 is shown on the attached unaudited condensed consolidated financial statements.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

About Crawford & Company

Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is one of the world's largest independent providers of claims management solutions to the risk management and insurance industry, as well as to self-insured entities, with an expansive global network serving clients in more than 70 countries. The Crawford SolutionSM offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers' compensation claims and medical management, and legal settlement administration.

The Company's shares are traded on the NYSE under the symbols CRDA and CRDB. The Company's two classes of stock are substantially identical, except with respect to voting rights and the Company's ability to pay greater cash dividends on the non-voting Class A Common Stock than on the voting Class B Common Stock, subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of Class A Common Stock must receive the same type and amount of consideration as holders of Class B Common Stock, unless different consideration is approved by the holders of 75% of the Class A Common Stock, voting as a class.

Earnings per share may be different between CRDA and CRDB due to the payment of a higher per share dividend on CRDA than CRDB, and the impact that has on the earnings per share calculation according to generally accepted accounting principles.

FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL BRUCE SWAIN AT (404) 300-1051.

This press release contains forward-looking statements, including statements about the expected future financial condition, results of operations and earnings outlook of Crawford & Company. Statements, both qualitative and quantitative, that are not historical facts may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company's present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company's reports filed with the SEC and available at www.sec.gov or in the Investor Relations section of Crawford & Company's website at www.crawfordandcompany.com.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In Thousands, Except Per Share Amounts and Percentages)

Three Months Ended March 31,	2016	2015	% Change

Revenues:

Revenues Before Reimbursements	$277,234	$287,777	(4)%
Reimbursements	13,674	18,839	(27)%
Total Revenues	290,908	306,616	(5)%

Costs and Expenses:

Costs of Services Provided, Before Reimbursements	201,433	219,323	(8)%
Reimbursements	13,674	18,839	(27)%
Total Costs of Services	215,107	238,162	(10)%

Selling, General, and Administrative Expenses	56,797	60,387	(6)%
Corporate Interest Expense, Net	2,768	1,864	48%
Restructuring and Special Charges	2,417	1,063	127%
Total Costs and Expenses	277,089	301,476	(8)%

Other Income	117	382	(69)%

Income Before Income Taxes	13,936	5,522	152%
Provision for Income Taxes	5,307	2,241	137%

Net Income	8,629	3,281	163%

Net Loss (Income) Attributable to Noncontrolling Interests	1	(295)	(100)%

Net Income Attributable to Shareholders of Crawford & Company	$8,630	$2,986	189%

Earnings Per Share - Basic:
Class A Common Stock	$0.17	$0.06	183%
Class B Common Stock	$0.15	$0.04	275%

Earnings Per Share - Diluted:
Class A Common Stock	$0.16	$0.06	167%
Class B Common Stock	$0.14	$0.04	250%

Cash Dividends Per Share:
Class A Common Stock	$0.07	$0.07	—%
Class B Common Stock	$0.05	$0.05	—%

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000
CRAWFORD & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2016 and December 31, 2015
Unaudited
(In Thousands, Except Par Values)

	March 31,	December 31,
	2016	2015
ASSETS

Current Assets:
Cash and Cash Equivalents	$53,626	$76,066
Accounts Receivable, Net	159,634	164,596
Unbilled Revenues, at Estimated Billable Amounts	107,754	98,659
Income Taxes Receivable	4,255	4,255
Prepaid Expenses and Other Current Assets	27,692	26,601
Total Current Assets	352,961	370,177

Property and Equipment	136,165	140,383
Less Accumulated Depreciation	(101,022)	(102,331)
Net Property and Equipment	35,143	38,052

Other Assets:
Goodwill	94,155	95,616
Intangible Assets Arising from Business Acquisitions, Net	98,980	104,861
Capitalized Software Costs, Net	80,708	79,996
Deferred Income Tax Assets	46,695	47,371
Other Noncurrent Assets	46,548	47,333
Total Other Assets	367,086	375,177

Total Assets	$755,190	$783,406

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Short-Term Borrowings	$23,118	$19,958
Accounts Payable	39,130	44,615
Accrued Compensation and Related Costs	59,051	68,843
Self-Insured Risks	14,078	14,122
Income Taxes Payable	5,489	4,419
Deferred Rent	13,067	13,303
Other Accrued Liabilities	44,559	44,577
Deferred Revenues	43,954	46,552
Current Installments of Capital Leases	1,767	1,959
Total Current Liabilities	244,213	258,348

Noncurrent Liabilities:
Long-Term Debt and Capital Leases, Less Current Installments	214,255	225,365
Deferred Revenues	26,415	26,592
Self-Insured Risks	9,178	9,354
Accrued Pension Liabilities	118,064	121,732
Other Noncurrent Liabilities	16,977	17,664
Total Noncurrent Liabilities	384,889	400,707

Shareholders' Investment:
Class A Common Stock, $1.00 Par Value	30,551	30,537
Class B Common Stock, $1.00 Par Value	24,690	24,690
Additional Paid-in Capital	43,744	41,936
Retained Earnings	244,418	239,161
Accumulated Other Comprehensive Loss	(222,293)	(222,631)
Shareholders' Investment Attributable to Shareholders of Crawford & Company	121,110	113,693
Noncontrolling Interests	4,978	10,658
Total Shareholders' Investment	126,088	124,351

Total Liabilities and Shareholders' Investment	$755,190	$783,406

Press Release
`CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000
CRAWFORD & COMPANY
SUMMARY RESULTS BY OPERATING SEGMENT
Unaudited
(In Thousands, Except Percentages)

Three Months Ended March 31,

	U.S. Services		%	International		%	Broadspire		%	Garden City Group		%
	2016	2015	Change	2016	2015	Change	2016	2015	Change	2016	2015	Change

Revenues Before Reimbursements	$58,504	$56,705	3%	$117,522	$124,025	(5)%	$76,200	$69,672	9%	$25,008	$37,375	(33)%

Direct Compensation, Fringe Benefits & Non-Employee Labor	35,446	37,846	(6)%	76,670	85,894	(11)%	41,622	39,524	5%	17,009	25,402	(33)%
% of Revenues Before Reimbursements	61%	67%		65%	69%		55%	57%		68%	68%

Expenses Other than Reimbursements, Direct Compensation, Fringe Benefits & Non-Employee Labor	14,004	14,698	(5)%	33,818	35,788	(6)%	25,873	26,605	(3)%	6,504	7,022	(7)%
% of Revenues Before Reimbursements	24%	26%		29%	29%		34%	38%		26%	19%

Total Operating Expenses	49,450	52,544	(6)%	110,488	121,682	(9)%	67,495	66,129	2%	23,513	32,424	(27)%

Operating Earnings (1)	$9,054	$4,161	118%	$7,034	$2,343	200%	$8,705	$3,543	146%	$1,495	$4,951	(70)%
% of Revenues Before Reimbursements	15%	7%		6%	2%		11%	5%		6%	13%
NOTE: "Direct Compensation, Fringe Benefits & Non-Employee Labor" and "Expenses Other Than Direct Compensation, Fringe Benefits & Non-Employee Labor" components are not comparable across segments, but are comparable within each segment across periods.

(1) A non-GAAP financial measurement which represents net income attributable to the applicable reporting segment excluding income taxes, net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, restructuring and special charges, and certain unallocated corporate and shared costs. See pages 5-6 for additional information about segment operating earnings.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2016 and March 31, 2015
Unaudited
(In Thousands)

	2016	2015
Cash Flows From Operating Activities:
Net Income	$8,629	$3,281
Reconciliation of Net Income to Net Cash Used In Operating Activities:
Depreciation and Amortization	10,294	10,815
Stock-Based Compensation	729	404
Gain on Disposals of Property and Equipment, Net	(175)	31
Changes in Operating Assets and Liabilities, Net of Effects of Acquisitions and Dispositions:
Accounts Receivable, Net	2,969	15,507
Unbilled Revenues, Net	(10,887)	(16,612)
Accrued or Prepaid Income Taxes	51	(6)
Accounts Payable and Accrued Liabilities	(12,552)	(22,719)
Deferred Revenues	(2,417)	4,155
Accrued Retirement Costs	(4,074)	(8,781)
Prepaid Expenses and Other Operating Activities	2,281	(1,716)
Net Cash Used In Operating Activities	(5,152)	(15,641)

Cash Flows From Investing Activities:
Acquisitions of Property and Equipment	(1,535)	(2,032)
Capitalization of Computer Software Costs	(4,513)	(5,643)
Payments for Acquisitions, Net of Cash Acquired	(3,672)	(66,077)
Net Cash Used In Investing Activities	(9,720)	(73,752)

Cash Flows From Financing Activities:
Cash Dividends Paid	(3,373)	(3,373)
Payments Related to Shares Received for Withholding Taxes Under Stock-Based Compensation Plans	(4)	—
Proceeds from Shares Purchased Under Employee Stock-Based Compensation Plans	18	9
Repurchases of Common Stock	—	(137)
Increases in Short-Term and Revolving Credit Facility Borrowings	33,193	110,273
Payments on Short-Term and Revolving Credit Facility Borrowings	(34,006)	(25,002)
Capitalized Loan Costs	(491)	(552)
Other Financing Activities	(1,286)	—
Net Cash (Used In) Provided By Financing Activities	(5,949)	81,218

Effects of Exchange Rate Changes on Cash and Cash Equivalents	(1,619)	(3,439)
Decrease in Cash and Cash Equivalents	(22,440)	(11,614)
Cash and Cash Equivalents at Beginning of Year	76,066	52,456
Cash and Cash Equivalents at End of Period	$53,626	$40,842